Exhibit 99.1

Operator

Good afternoon and welcome to the Global Net Lease Fourth Quarter and Full Year 2022 Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis Parker

Thank you, operator. Good morning everyone and thank you for joining us for GNL's fourth quarter call. This call is being webcast in the Investor Relations section of GNL's website at www.globalnetlease.com. Joining me today on the call to discuss the quarter’s results are Jim Nelson, GNL’s Chief Executive Officer and Chris Masterson, GNL’s Chief Financial Officer.

The following information contains forward-looking statements, which are subject to risks and uncertainties. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 24, 2022 and all other filings with the SEC after that date for a more detailed discussion of the risk factors that could cause these differences. The annual report on Form 10-K for the year ended December 31, 2022 will be filed subsequent to today's call.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, GNL disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial and operating performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website. Please also refer to our earnings release for more information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to our CEO, Jim Nelson. Jim?

James Nelson

Thanks, Curtis, and thanks again to everyone for joining us today to discuss a very successful year and a strong fourth quarter. We demonstrated the resiliency of our portfolio in 2022, despite rising inflation and interest rates and a demanding year across the global economy. In fact, for the full year, GNL's common stock outperformed the S&P 500 by 11% and our peer group by 32%, both on a total return basis. We believe this performance affirms and shows continued opportunity for capital growth and dividend income as we continue to grow our best-in-class portfolio, which is built to perform across economic cycles.

Foundational to our strategy year-in and year-out is leasing, and last year was no different. In 2022 we significantly strengthened our portfolio with the completion of 12 lease renewals and four tenant expansion projects. These leases and expansions totaled 3.8 million square feet, or nearly 10% of our portfolio, and resulted in $154 million of net new straight-line rent over the new weighted-average remaining lease term of 9.2 years, up from 3.7 years. At year-end, our portfolio was 98.0% occupied and had an 8-year weighted-average remaining lease term.

We finished the year with a strong fourth quarter of leasing. During the quarter we completed a lease renewal for approximately 156,000 square feet and a tenant expansion project that increased annual straight-line rent by over $700,000. This progress has carried into the early part of 2023, as subsequent to quarter end, Rheinmetall, one of our tenants in Germany, exercised a five-year extension of their 320,000 square foot lease with no tenant improvement expenses incurred by GNL. Thanks to the efforts of our leasing team, the portfolio only has 2% of leases expiring in 2023 with 77% of our leases not expiring until 2027 or later. Let me repeat that - 77% of our leases will not expire until 2027 or later.

At year-end, our best-in-class, $4.5 billion dollar global portfolio consisted of 309 properties in the United States, Canada, the UK and Europe, diversified across 138 tenants and 51 separate industries. Our property mix at the end of the year was 56% industrial and distribution, and 41% office, with the remainder long-term leased to retail tenants. Portfolio occupancy at year-end was 98.0%, with a weighted-average remaining lease term of 8.0 years, and 60.5 percent of our annualized straight-line rent was derived from Investment Grade or Implied Investment Grade tenants. Our portfolio's occupancy rate, weighted-average remaining lease term and credit quality compares very favorably to our investment-grade rated peers.

Nearly 95% of our leases feature annual rental increases which average 1.2%, the benefit of which is included in our straight-line rent. These increase the cash rent due under these leases over time, including, based on straight-line rent, 63% that are fixed-rate and 26% that are based on the Consumer Price Index and may include certain floors or caps. With an ideal mix of property types, limited near-term expirations, and embedded contractual rent increases in most of our leases, we believe we are well positioned to continue to create shareholder value.

In 2022 we completed three property acquisitions for $33.3 million. The industrial and office properties we acquired are leased to Executive Mailing Services and Scottish Ministers, both with investment-grade credit, and MMG. These properties were acquired at a weighted-average cap rate of 7.7% and had a weighted-average remaining lease term of 13.6 years at the time of closing. We strategically limited our acquisitions during 2022 relative to previous years. We patiently waited while seller expectations adjusted to meet market conditions, electing not to overpay for new acquisitions and instead focusing on lease renewals and expansions in our mission-critical focused portfolio.

Our patience has paid off, as subsequent to year end we completed a $75 million acquisition of eight properties leased to Boots UK Limited, a subsidiary of Walgreens. Although we are not focusing on retail assets, we were able to acquire these properties, which total over 323,000 square feet and have 11.5 years of lease term remaining, at an extremely attractive 10.6% going-in cap rate. Walgreens is rated "BBB" and "Baa2" from S&P and Moody's, respectively, and we are happy to have their credit in our portfolio at such a favorable cap rate. As always, we continually evaluate the portfolio to maximize value. To that point, last year we strategically disposed of 3 properties in the U.S., U.K., and Europe for $56.0 million that we believe had reached maximum value for us.

We remain committed to executing on our global investment strategy by leveraging our unique capacity to acquire assets leased to high-quality tenants throughout North America and Europe, and then building relationships with those tenants to help facilitate renewals and expansions to meet our mutual goals. We closed out 2022 with strong operational momentum which will propel GNL to another strong year in 2023. We remain well-positioned to take advantage of evolving real estate markets and benefit from the added diversification that comes with holding a balanced portfolio of global assets located in numerous economic regions and our focus on industrial and distribution assets. We will continue to execute on our strategy in 2023 and beyond as we grow GNL’s global and diversified portfolio.

Now I'll turn the call over to Chris to walk through the operating results in more detail and before I follow up with some closing remarks. Chris?

Chris Masterson

For 2022, revenue was $378.9 million, with a net loss attributable to common stockholders of $8.4 million. As a reminder, in 2021 we had revenue benefits of approximately $14 million that we did not have in 2022 due to a significant termination fee and receivable recorded for certain costs from a tenant. For the year ended December 31, 2022, we recorded $288.1 million in Adjusted EBITDA, FFO of $166.9 million, or $1.61 per share, and AFFO of $172.9 million, or $1.67 per share. The company paid common stock dividends of $166.8 million, or $1.60 per share, in 2022.

In the fourth quarter, revenue was $93.9 million. FFO was $23.6 million or $0.23 per share, and AFFO was $42.2 million or $0.41 per share. During the quarter, the company paid common stock dividends of $0.40 per share. As always, a reconciliation of GAAP net income to the non-GAAP measures can be found in our earnings release and supplement.

As Jim mentioned, ongoing foreign exchange volatility impacted our results, as the U.S. dollar strengthened relative to the Euro and the Pound. We gained some benefit from our comprehensive hedging program, which helped reduce the impact of these currency moves by $5.0 million. On a constant currency basis, when we applied the average monthly currency rates from the fourth quarter 2021, revenues would have been up by $4.9 million to $98.8 million in the fourth quarter 2022. Using the constant currency concept year-over-year, revenues would have been up by $15.4 million to $394.2 million.

Our balance sheet ended the fourth quarter with net debt of $2.3 billion at a weighted-average interest rate of 4.0%. Our net debt to adjusted EBITDA ratio was 8.5x at the end of the year. The weighted-average maturity at the end of the fourth quarter 2022 was 3.9 years. The components of our debt include $670.0 million on the multi-currency revolving credit facility, $1.2 billion of outstanding gross mortgage debt, and $500 million on our senior notes. This debt was approximately 70% fixed rate, which is inclusive of floating rate debt with in-place interest rate swaps. The company has a well-cushioned interest coverage ratio of 2.9x. As of December 31, 2022, liquidity was approximately $192.3 million, which comprises $103.3 million of cash on hand and $89.0 million of availability under the credit facility.

With that, I'll turn the call back to Jim for some closing remarks.

James Nelson

Thank you Chris.

I am very pleased with our leasing accomplishments last year and proving that we cannot only acquire assets, but accretively manage them as well. Although volatile exchange rates weighed on our results, our comprehensive hedging strategy helped to minimize the impact of this turbulence, while our primarily fixed-rate debt insulated GNL from rising interest rates. We will continue to be selective in our acquisitions and dispositions and seek to strengthen our portfolio organically through tenant expansions and lease renewals. We have already completed a significant acquisition and a large lease renewal this year, and I'm looking forward to maintaining our momentum throughout 2023.

With that, Operator, we can open the line for questions.

Question-and-Answer Session

Operator

[Operator Instructions].